FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS THIRD QUARTER
FISCAL YEAR 2007 RESULTS

MENLO PARK, CA – March 27, 2007 — Landec Corporation (Nasdaq: LNDC), today reported results for the third quarter ended February 25, 2007. The results for the quarter and first nine months of fiscal year 2007 reflect the significant benefit from the sale of Fielder’s Choice Direct (FCD) to American Seeds, Inc. (ASI), a wholly owned subsidiary of Monsanto Company, on December 1, 2006. In conjunction with the sale of FCD, the Company also entered into a long-term licensing agreement with Monsanto for the use of Landec’s Intellicoat® polymer coating technology, further validating the value of Landec’s proprietary technologies.

Revenues for the third quarter were $53.0 million versus revenues of $57.2 million for the same period a year ago. Net income for the quarter improved to $24.6 million or $0.92 per diluted share compared to net income of $3.5 million or $0.13 per share for the same period last year. These results reflect both the loss of revenues and the income generated from the sale of FCD to Monsanto.

Revenues for the first nine months of fiscal year 2007 were $159.3 million versus revenues of $160.7 million a year ago. The Company reported net income for the first nine months of fiscal year 2007 of $24.8 million or $0.92 per diluted share compared to net income of $2.0 million or $0.06 per diluted share in the first nine months of the prior year.

“Included in prior year revenues for the three and nine months ended February 26, 2006 was $8.4 million from FCD compared to virtually no revenues in fiscal year 2007 due to the sale of FCD. Included in net income during the third quarter and the first nine months of fiscal year 2007 were seasonal operating losses, before inter-company Corporate charges, at Landec Ag of $328,000 and $5.8 million, respectively,” stated Gary Steele, President and Chief Executive Officer of Landec. “These FCD revenues and losses will not be recurring in the future due to the sale of FCD to Monsanto.”

Included in net income for the three and nine months ended February 25, 2007 was $20.6 million of income, net of expenses and taxes, from the sale of FCD. In addition, the Company recognized $1.35 million of revenues and income from the Intellicoat license agreement with Monsanto.

“We are very pleased with our progress in fiscal year 2007,” continued Steele. “During the first nine months we have (1) grown our core specialty packaged vegetable business by 14% compared to the same period last year, (2) added an important strategic partner in Monsanto Company, (3) sold our direct marketing and sales seed business for $50 million in cash, (4) increased our future license fees revenues and income by $5.4 million per year over the term of the five year agreement, and (5) initiated shipments of our BreatheWay® packaging technology to Chiquita Brands International, Inc. for retail grocery store trials.”

“We have five primary objectives for the remainder of fiscal year 2007: (1) continue to grow our value-added specialty packaging food business, (2) expand our banana packaging technology sales to Chiquita, (3) support Air Products and Chemicals, Inc. in increasing the sales of our Intelimer® polymer products for personal care and latent catalyst applications, (4) begin expanding our Intellicoat seed coating initiatives with Monsanto and (5) grow overall revenues by 10% to 15%, excluding Landec Ag and Apio’s commission trading business, while increasing overall net income by 65% to 75% compared to fiscal year 2006 results, after excluding the income, net of expenses and income taxes, from the sale of FCD and after excluding the results of Landec Ag from the beginning of fiscal year 2007 through the close of the sale of FCD on December 1, 2006,” stated Steele. “We are currently on track to achieve all of these objectives.”

Operating Highlights

Apio, Inc. — Landec’s Food Subsidiary

Nick Tompkins, President and CEO of Apio reported, “During the third quarter, sales of our value-added specialty packaging vegetable products grew 9% to $43.1 million compared to $39.5 million in the same period last year. For the first nine months of fiscal year 2007, sales of our value-added specialty packaging vegetable products grew 14% to $113.9 million compared to $99.7 million in the same period last year. Partially offsetting the growth in Apio’s value added business was a decrease in revenues from Apio’s commission trading business of 6% and 17% for the third quarter and first nine months of fiscal year 2007, respectively, compared to the same periods last year.”

“Apio’s commission trading business consists of two distinct businesses,” explained Tompkins. “One business is the domestic commodity buy/sell business which is marginally profitable and therefore the Company has decided to significantly shrink this business from revenues of $7.7 million in fiscal year 2006 to revenues of approximately $3.0 million in fiscal year 2007. The other business is the export trading business which has historically been predictably profitable with relatively flat revenues year over year. However, in fiscal year 2007 revenues in the export trading business are expected to decrease approximately $5.0 million compared to fiscal year 2006 due to weather-related shortages of export produce.”

“Apio’s value-added vegetable products business also experienced weather-related shortages of contracted produce during several periods in the first nine months of fiscal year 2007,” continued Tompkins. “In the third fiscal quarter, gross profits from Apio’s value-added vegetable products decreased 12% to $5.7 million compared to $6.4 million in the same period in the prior year. For the first nine months of fiscal year 2007, Apio’s gross profits from value-added vegetable products decreased 5% to $16.6 million compared to $17.4 million in the same period last year. During the first fiscal quarter, the weather-related shortages required Apio to procure some supplemental produce items on the open market at costs significantly above contracted prices and in the third fiscal quarter, due to extremely cold temperatures in California, sales volumes decreased and labor costs increased.”

“During the first nine months, the impact on net income from the increases in produce sourcing and labor costs along with the decreases in sales volumes were substantially mitigated by a more profitable mix of products sold and by improved operational efficiencies. The outlook for customer demand and availability of high quality produce for the fourth fiscal quarter is good,” concluded Tompkins.

Landec Ag, Inc. — Landec’s Seed Subsidiary

On December 1, 2006, Landec sold its direct marketing and sales seed company Fielder’s Choice Direct (FCD), which included the Fielder’s Choice Direct® and Heartland Hybrid® brands, to American Seeds, Inc. (ASI), a wholly owned subsidiary of Monsanto Company. The acquisition price for FCD was $50 million in cash paid at the close with an additional earn-out amount of up to $5 million based on FCD results for the twelve months ended May 31, 2007. During the fiscal third quarter, Landec recorded income from the sale of FCD, net of direct transaction related expenses, taxes and bonuses, of $20.6 million. The income recorded is equal to the difference between the fair value of FCD of $40 million and its net book value, less direct transaction related expenses, taxes and bonuses. Management determined the fair value with the assistance of an independent appraiser. In accordance with generally accepted accounting principles, the portion of the $50 million purchase price which exceeds the fair value of FCD, or $10 million, will be allocated to the technology license agreement described below and will be recognized as revenue ratably over the five year term of the technology license agreement or $2 million per year beginning December 1, 2006.

On December 1, 2006, Landec also entered into a five-year co-exclusive technology license and polymer supply agreement with Monsanto Company for the use of Landec’s Intellicoat polymer seed coating technology. As a result of the agreement, Landec will recognize revenue and operating income of $3.4 million per year for five years in exchange for granting to Monsanto certain rights and access to the technology which includes: (1) a co-exclusive right to use Landec’s Intellicoat temperature activated seed coating technology worldwide during the license period, (2) the right to be the exclusive global sales and marketing agent for the Intellicoat seed coating technology, and (3) the right to purchase the technology any time during the five year term of the agreement. Monsanto will also fund all operating costs, including all Intellicoat research and development, product development and non-replacement capital costs during the term of the five year agreement.

The $3.4 million in license fees, when combined with the $2 million per year in deferred gain, will result in Landec recognizing revenue and operating income of $5.4 million per year over the term of the five year agreement.

If Monsanto elects to purchase Landec’s technology before the fifth anniversary of the Intellicoat agreement, an additional $4 million of license fee revenue will be recognized at the time of payment and all annual license fees and supply payments that have not been paid to Landec will become due upon the purchase. If Monsanto does not exercise its purchase option by the fifth anniversary of the Intellicoat agreement, Landec will receive a termination fee of $4 million and all rights to the Intellicoat seed coating technology will revert to Landec. If Monsanto exercises its purchase option, Landec and Monsanto will enter into a new long-term supply agreement in which Landec will continue to be the exclusive supplier of Intellicoat polymer materials to Monsanto.

Landec’s Intelimer Supply and Licensing Business

The Company is working with a number of existing and potential customers to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products.

On March 14, 2006, the Company entered into an exclusive license and research and development agreement with Air Products and Chemicals, Inc. providing Air Products with the exclusive right to use Landec’s Intelimer materials technology in specific fields worldwide. The license fees for this agreement will be recognized as license revenue over a three year period beginning March 2006. Landec received an upfront licensing fee of $900,000 at close and will receive up to an additional $1.6 million of license payments that will be paid in quarterly installments of $200,000 each during the second and third years of the agreement. Additionally, in accordance with the agreement, Landec will receive 40% of the gross profits that are generated from the sale of products by Air Products that incorporate Landec’s Intelimer materials beginning in the fourth quarter of fiscal year 2007.

In December 2005, Landec entered into an exclusive licensing agreement with Aesthetic Sciences Corporation. Aesthetic Sciences is an early stage technology company utilizing the Intelimer polymer technology for the development of dermal fillers. At that time Landec received cash and preferred stock in Aesthetic Sciences. As part of the original agreement, Landec was to receive additional shares upon the completion of a specific milestone. During Landec’s second quarter of fiscal year 2007 that milestone was met and as a result Landec received an additional 800,000 shares of preferred stock valued at $481,000. Landec currently has a 19.9% ownership interest in Aesthetic Sciences.

Landec Consolidated Net Income

For the third quarter of fiscal year 2007, net income was $24.6 million which is $21.1 million higher than the same period last year due to several factors. Items increasing net income included: (1) $20.6 million of income, net of expenses and taxes, from the sale of FCD, (2) a $760,000 increase in gross profits from Apio Tech and (3) an increase of $1.3 million in operating income, excluding the net income from the sale of FCD, at Landec Ag as a result of income of $1.0 million during this year’s fiscal third quarter compared to a net operating loss of $312,000 in the same period last year. Net income was decreased by (1) a $1.6 million decrease in license fees from Aesthetic Sciences, (2) weather-related produce shortages that resulted in a $781,000 decrease in gross profits in Apio’s value added specialty packaging business and (3) Company stock option expenses of $122,000.

For the first nine months of fiscal year 2007, net income was $24.8 million which is $22.8 million higher than the same period last year due to several factors. Items increasing net income included: (1) $20.6 million of income, net of expenses and taxes, from the sale of FCD, (2) a $718,000 increase in gross profits from Apio Tech, (3) a decrease in selling, general and administrative expenses at Apio of $1.0 million due primarily to lower general and administrative expenses compared to the same period last year, (4) a $901,000 increase in non-operating income due to an increase in net interest income and reduced minority interest expenses, and (5) a $1.5 million settlement of insurance claims related to a fire that occurred at Landec’s former Dock Resins’ facility in 2000 which was recognized as a reduction in Corporate selling, general and administrative expenses. Net income was decreased by (1) a $556,000 decrease in gross profits at the Corporate level primarily due to the decrease in license fees from Aesthetic Sciences (2) weather-related produce shortages that resulted in an $839,000 decrease in gross profits from Apio’s value added specialty packaging business and (3) Company stock option expenses of $504,000.

Landec Third Quarter 2007 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 28, 2007 during which senior management of Landec will present an overview of results for the third quarter of fiscal year 2007. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 835-8905 or (703) 639-1412 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 4th by calling (888) 266-2081 or (703) 925-2533, code #1056906.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 28, 2006 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	February 25, 2007	May 28, 2006
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$58,298	$15,164
Accounts receivable, net	16,947	15,849
Inventories, net	6,233	6,134
Notes and advances receivable	349	390
Prepaid expenses and other current assets	1,645	1,237
Assets held for sale	—	31,838

Total Current Assets	83,472	70,612
Property and equipment, net	20,164	16,882
Intangible assets, net	29,629	29,476
Other assets	2,426	2,055

Total Assets	$135,691	$119,025

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$10,364	$12,976
Income taxes payable	2,090	—
Accrued compensation	2,920	2,764
Other accrued liabilities	1,392	1,968
Deferred revenue	4,034	811
Current maturities of long term debt	34	2,018
Liabilities assumed by buyer of FCD	—	11,668

Total Current Liabilities	20,834	32,205
Deferred revenue	7,500	—
Minority interest	1,638	1,771
Shareholders’ Equity
Common stock	129,474	126,288
Accumulated deficit	(23,755)	(41,239)

Total Shareholders’ Equity	105,719	85,049

Total Liabilities and Shareholders’ Equity	$135,691	$119,025

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 25,	February 26,	February 25,	February 26,
	2007	2006	2007	2006
Revenues:
Product sales	$50,148	$55,170	$153,779	$156,058
Services revenues	826	690	2,500	2,783
License fees	1,550	1,321	2,431	1,616
Research, development, and royalty revenues	431	68	587	209

Total revenues	52,955	57,249	159,297	160,666
Cost of revenue:
Cost of product sales	43,217	45,411	134,284	133,947
Cost of services revenues	648	422	2,090	1,624

Total cost of revenue	43,865	45,833	136,374	135,571
Gross profit	9,090	11,416	22,923	25,095
Operating costs and expenses:
Research and development	663	701	2,287	2,280
Selling, general and administrative	4,839	7,195	17,030	20,530
Income from sale of FCD	(22,690)	—	(22,690)	—

Total operating costs and expenses	(17,188)	7,896	(3,373)	22,810

Operating income	26,278	3,520	26,296	2,285
Interest income	662	145	1,075	395
Interest expense	(57)	(112)	(248)	(362)
Other expense	(137)	(39)	(254)	(361)

Net income before taxes	26,746	3,514	26,869	1,957
Income tax expense	(2,101)	—	(2,101)	—

Net income	$24,645	$3,514	$24,768	$1,957

Diluted net income per share	$0.92	$0.13	$0.92	$0.06

Shares used in diluted per share computations	26,627	25,719	26,433	25,315

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 25, 2007
QUESTIONS AND ANSWERS

1) What are some of the key milestones Landec has achieved thus far in fiscal year 2007?

Apio, Inc. — Landec’s Food Subsidiary:

a)	Increased value-added specialty packaged produce revenues by 14% to $113.9 million compared to the first nine months of last year despite significant produce shortages during certain periods of fiscal year 2007.

b)	Increased revenues from the retail vegetable tray product line by 20% and revenues from the 12-ounce specialty packaged retail product line by 17% compared to the first nine months of fiscal year 2006.

c)	Completed the 36,000 foot expansion of Apio’s value-added facility to allow for a 60% expansion of space along with improved operating efficiencies.

d)	Generated $5.2 million of operating cash flow from Apio during the first nine months of fiscal year 2007, up from $2.1 million of operating cash flow during the first six months of fiscal year 2007.

e)	Initiated banana packaging trials with select retail grocery chains and expanded the number of commercial sites for Chiquita-To-Go food service banana sales.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

a)	Sold FCD to Monsanto’s ASI for $50 million in cash with an additional earn-out amount of up to $5 million based on FCD results for the twelve months ended May 31, 2007.

b)	Entered into a five-year technology license and polymer supply agreement with Monsanto for the use of Landec’s Intellicoat polymer seed coating technology which will result in Landec recognizing revenues and operating income of $5.4 million per year over the term of the five year agreement.

Landec Consolidated:

a)	Settled insurance claims for $1.5 million, net of expenses, from a fire at Dock Resins, Landec’s former specialty chemicals subsidiary.

b)	Received an additional 800,000 shares of preferred stock of Aesthetic Sciences, valued at $481,000, in November 2006 upon the achievement of a specific milestone.

c)	Improved Company-wide net interest income by $794,000 compared to the first nine months of fiscal year 2006.

d)	Invested $6.0 million in capital expenditures primarily to expand Apio’s value added plant, consistent with the plan for fiscal year 2007, to support future growth and improve operating efficiencies.

e)	Reduced long-term debt from $2.0 million at the end of fiscal year 2006 to zero at the end of the third quarter of fiscal year 2007.

2)	Now that FCD has been sold, what is the Company’s net income guidance for fiscal year 2007, after excluding the income, net of expenses and estimated taxes, from the sale of FCD and after excluding Landec Ag’s operating losses from the beginning of fiscal year 2007 through the close date?

Based on projected results for (1) the Apio food business, (2) Landec’s licensing business, which includes the Monsanto licensing agreement and the Air Products and Aesthetic Sciences programs, and (3) Landec corporate, which includes corporate G&A, the Dock Resins insurance settlement and the interest income on the net proceeds from the sale of FCD, we currently estimate that net income for fiscal year 2007 will increase 65% to 75% compared to fiscal year 2006 results.

3)	What is the impact from the sale of FCD to Monsanto and the Intellicoat license agreement with Monsanto on FY 2007 results and on future results?

The two agreements will have the following impact on FY 2007:

a)	Landec recorded income, net of expenses and estimated taxes (recorded on the income tax line in the income statement), of $20.6 million during its third fiscal quarter.

b)	The Company will record license fees of $2.7 million during the second half of fiscal year 2007 and realize no operating expenses at Landec Ag after December 1, 2006 because the operating expenses are being funded by Monsanto.

c)	Landec Ag realized operating losses, before intercompany charges, of $5.8 million from the beginning of fiscal year 2007 through the close date of December 1, 2006.

d)	Landec will not be the beneficiary of Landec Ag profits during the second half of fiscal year 2007 when it ships its seed products since FCD was sold on December 1, 2006.

e)	In conjunction with the sale of FCD, Landec purchased all of the outstanding common stock and options of Landec Ag not owned by Landec at the fair market value of each share of Landec Ag as if all options had been exercised as of December 1, 2006. As a result, Landec paid $7.3 million of the proceeds from the sale of FCD to purchase all the common stock and options of Landec Ag not owned by Landec. After the purchase, Landec Ag became a wholly owned subsidiary of Landec with a focus on developing and commercializing seed coatings with Monsanto. In accordance with SFAS 123R, this buy back will not result in an expense to the Company because all of the stock and options were purchased at their fair value and were fully vested at the time of the purchase.

The two agreements are expected to have the following impact on future fiscal years:

a)	Landec will record no operating expenses for Landec Ag in any year because the operating expenses are being funded by Monsanto. Landec will recognize annual license fees of $5.4 million per year for fiscal years 2008 through 2011 and $2.7 million in fiscal year 2012 unless Monsanto exercises its purchase right prior to the end of the five year agreement, in which case all license fees will be payable in full.

b)	If Monsanto exercises its purchase right, Landec will realize an additional $4 million of license fees at the time of payment. In addition, upon the purchase the parties will enter into a long-term supply agreement in which Landec will be the exclusive supplier of Intellicoat polymer materials to Monsanto.

c)	If Monsanto elects to terminate the agreement, Landec will receive a termination fee of $4 million and all rights to the Intellicoat technology revert to Landec.

d)	The sale of FCD will substantially eliminate the historical seasonality of our operating results as Landec Ag realized losses during the first eight months of each fiscal year and profits during the last four months when the seed products are shipped.

4)	What will be the focus for the Intellicoat technology under the new license agreement with Monsanto?

Landec and Monsanto will be targeting a wide range of seed applications for the Intellicoat technology including inbred corn, hybrid corn, soybeans, cotton and possibly vegetable seeds and other row crops.

5)	What will be the impact on federal and state taxes from the gain on the sale of FCD in fiscal year 2007 and beyond?

At the beginning of fiscal year 2007, the Company had federal and state net operating losses (NOLs) of approximately $40.5 million and $19.0 million, respectively, and both federal and state credit carryforwards of approximately $1.2 million each. In addition, the Company estimates that it will have temporary and permanent tax differences of approximately $4 million per year for the next few years which lowers the Company’s taxable income when compared to book income. After factoring in the Company’s NOLs, credits and tax differences, the net income from the sale of FCD is estimated to result in an income tax expense for state and federal AMT for fiscal year 2007 of approximately $2.4 million, of which $2.1 million was recorded during the Company’s third fiscal quarter and the remaining $300,000 will be recorded in our fourth fiscal quarter. We expect to fully utilize our state NOLs and most of the state credits in fiscal year 2007 and our preliminary estimate is that approximately $8 million of federal NOLs and all of the federal tax credits of approximately $1.2 million will carryover to fiscal year 2008.

6)	How is the Chiquita collaboration progressing?

The Chiquita-To-Go food service program using our banana packaging technology is going well. Chiquita is currently supplying over 7,500 convenience stores with Chiquita® Brand bananas using Landec’s proprietary BreatheWay packaging technology. Chiquita is also adding new customers for their Chiquita-To-Go food service program which includes convenience stores, coffee chains, quick serve restaurants and drug stores. In addition, Chiquita is conducting initial market tests of our banana packaging technology for domestic retail grocery applications and is in the process of evaluating these initial market tests.

7)	Why are revenues down for the quarter and the first nine months of fiscal year 2007 compared to the same periods last year?

The following table outlines the changes in revenues for the third quarter and first nine months of fiscal year 2007 compared to the same periods last year (in thousands):

Change in Revenues from Last Year

	Three Months Ended 2/25/07	Nine Months Ended 2/25/07
Value Added	$3,538	$14,244
Apio Tech	795	762
Export	609	(4,259)
Domestic Commodity Buy/Sell	(1,034)	(4,445)

Total Apio	3,908	6,302
Landec Ag	(7,003)	(6,892)
Corporate (Licensing Business)	(1,199)	(779)

Total Landec	$(4,294)	$(1,369)
Total Landec excluding Ag and Trading	$3,134	$14,228

In summary, revenues have declined for Landec Ag and for our domestic commodity buy/sell business which are the two businesses we have either sold or have intentionally reduced, while combined revenues from our on-going core businesses have increased notably.

8)	What levels of capital expenditures and R&D expenditures does the Company expect to spend in fiscal year 2007?

For fiscal year 2007, we expect capital expenditures to increase to approximately $7.0 million from $4.7 million in fiscal year 2006 as we have significantly expanded Apio’s value-added fresh-cut vegetable processing facility and continue to further automate our food processing capabilities at Apio. We expect capital expenditures for fiscal year 2008 to return to normal levels of $3 million to $4 million.

We expect total Company R&D expenses for fiscal year 2007 to be in line with the $3.0 million spent during fiscal year 2006 as a result of Monsanto funding all of Landec Ag’s operating expenses, including R&D after December 1, 2006. We expect R&D expenditures to increase 20% to 25% in fiscal year 2008 as we place a greater emphasis on technology related commercial opportunities.

9)	How does the Company intend to use its sizable cash balances going forward?

In addition to internally funding capital expenditures and current R&D expenses, we plan to use our cash for the following purposes:

a)	Increase future R&D spending beginning in fiscal year 2008 in order to more rapidly introduce new applications for our Intelimer polymer technology and to further expand current applications of the technology.

b)	Explore strategic alliances that are synergistic with our technology and/or our distribution channels and that are immediately accretive to EPS and increase revenues.

10)	Now that FCD has been sold, how will Landec be structured going forward?

Beginning in fiscal year 2008, we will have two operating segments, the Apio Food Technology business and the Intelimer Technology Licensing business (which will include Landec Ag’s Intellicoat license with Monsanto). Landec’s Corporate G&A will be reported separately for segment reporting under “Other”.

11) What is your guidance for fiscal year 2008?

It would be premature to give any guidance at this point in time since we have just begun our planning process for fiscal year 2008. We plan to give fiscal year 2008 revenue and net income guidance in our fiscal year end 2007 results press release. There are, however, several factors to keep in mind when looking toward fiscal year 2008:
a. There have been several non-recurring transactions in fiscal year 2007 including:

1) Income from the sale of FCD of $22.7 million before taxes.

2) Landec Ag operating losses of $5.8 million before the sale of FCD.

3) Dock Resins insurance settlement for $1.5 million.

4) Aesthetic Sciences milestone revenues of $481,000.

b.	Revenues and profits from the Intellicoat licensing agreement with Monsanto will increase to $5.4 million next year from $2.7 million this year.

c.	Income taxes are projected to increase from an estimated effective rate of 8% in fiscal year 2007 to an estimated effective rate of 25% to 30% in fiscal year 2008 when by year-end all of the NOLs and tax credits will be fully exhausted.

12)	How do the results by line of business for the three and nine months ended February 25, 2007 compare with the same periods last year, excluding the $20.6 million income on the sale of FCD, net of expenses, bonuses and the related taxes?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Nine months	Nine months
	ended 2/25/07	2/26/06	ended 2/25/07	ended 2/26/06
Revenues:
Apio Value Added(a)	$43,055	$	$113,897	$
		39,517		99,653
Apio Tech(b)	1,298	503	1,352	590

Technology Subtotal	44,353	40,020	115,249	100,243
Apio Trading (c)	6,990	7,415	41,389	50,093

Total Apio	51,343	47,435	156,638	150,336
Landec Ag	1,350	8,353	1,481	8,373
Corporate	262	1,461	1,178	1,957

Total Revenues	52,955	57,249	159,297	160,666
Gross Profit:
Apio Value Added	5,654	6,435	16,597	17,436
Apio Tech	1,261	501	1,281	563

Technology Subtotal	6,915	6,936	17,878	17,999
Apio Trading	538	455	2,570	2,721

Total Apio	7,453	7,391	20,448	20,720
Landec Ag	1,375	2,621	1,297	2,640
Corporate	262	1,404	1,178	1,735

Total Gross Profit	9,090	11,416	22,923	25,095
R&D:
Apio	244	193	808	733
Landec Ag	—	163	265	470
Corporate	419	345	1,214	1,077

Total R&D	663	701	2,287	2,280
S,G&A:
Apio	3,228	3,406	9,362	10,324
Landec Ag	274	2,704	5,369	6,920
Corporate	1,337	1,085	2,299	3,286

Total S,G&A	4,839	7,195	17,030	20,530
Other (d):
Apio	(697)	(638)	(1,943)	(2,227)
Landec Ag	(54)	(505)	(1,062)	(1,313)
Corporate	1,219	1,137	3,578	3,212

Total Other	468	(6)	573	(328)
Net Income (Loss):
Apio	3,284	3,154	8,335	7,436
Landec Ag (e)	1,047	(751)	(5,399)	(6,063)
Corporate	(275)	1,111	1,243	584
Net Income (Loss)	$4,056	$3,514	$4,179	$1,957

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Prior to the sale of FCD on December 1, 2006, virtually all of Landec Ag’s revenues and profits were realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.